EXHIBIT 10.36

THIRD AMENDMENT TO LEASE

     This Third Amendment to Lease Agreement (“Third Amendment”) is to be effective upon the closing of the Purchase and Sale Contract, Church Ranch Business Park, entered into by and between Scott Kaufman (“Landlord”) and LaSalle Bank, N.A., made and entered into effective as of July 30, 2004 (“Effective Date”) and is entered into by and between Landlord and Myogen, Inc. (“Tenant”). The Tenant and Landlord may be referred to herein as the “Parties” and either one of them may be referred to herein as a “Party”.

RECITALS

     A. Church Ranch Business Center, LLC, a Colorado limited liability company, as Landlord (“Original Landlord”) and Tenant entered into that certain lease agreement dated January 1, 2002 (which, together with the First Amendment, the Second Amendment, and Third Amendment described below shall be referred to herein as the “Lease”), for the lease of space designated as Suites 102-107, Building 1, and Suites 209-212, Building 2, totaling approximately 22,040 gross square feet, in the Church Ranch Business Center, 7575-7577 West 103rd Avenue, Westminster, Colorado 80021 (the “Project”).

     B. Sevo Miller, Inc. as receiver (“Receiver”) by that certain order appointing receiver dated June 16, 2003, and Tenant entered into that certain First Amendment to Lease dated December 2, 2003, to amend the Lease for an additional 6,202 square feet of space and to add Suite 213, Building 2 to the definition of the Property being leased by the Tenant.

     C. LaSalle Bank, N.A. is the successor in interest to the Original Landlord and is the current owner of the Project.

     D. LaSalle Bank, N.A. and the Tenant entered into that certain Second Amendment to Lease dated April 15, 2004 to amend the lease for an additional 9,734 square feet of space and to add Suite 109, Building 1 to the definition of Property being leased by the Tenant.

     E. Scott Kaufman and LaSalle Bank, N.A. entered into a Purchase and Sale Contract Church Ranch Business Park, made and entered into effective as of July 30, 2004 (the “Purchase Contract”) under which Scott Kaufman agreed to purchase the real property located at 7575-7581 103rd Street, Broomfield, Colorado, commonly known as the Church Ranch Business Park (the “Project”).

     F. The Tenant has requested that Scott Kaufman, or his assigns, as permitted under the Purchase Contract, upon the closing of the purchase of the Project under the Purchase Contract and contingent upon the closing of the Purchase Contract on or before November 1, 2004, enter into a lease for an additional 2,025 square feet of space at the Project, which additional space is currently occupied by GoEngineer (the “GoEngineer Space”) and Tenant and Scott Kaufman, or his assigns, upon becoming the owner of the Project, have agreed to amend the terms of the Lease to permit Tenant to lease the GoEngineer Space, subject to and contingent upon the GoEngineer Space becoming available for lease to the Tenant.

     In consideration of the mutual agreements set forth herein, Scott Kaufman, as Landlord, and Tenant agree that the Lease will be amended as follows:

     1. Property. Upon delivery of the GoEngineer Space to the Tenant, the definition of the “Property”, as defined in Section 1.04 of the Lease, is amended to include the GoEngineer Space. The GoEngineer Space is depicted on Exhibit A to this Third Amendment. Except as set forth herein, the Property shall be deemed to include the GoEngineer Space for all purposes under the Lease. This provision of the Third Amendment to Lease is subject to and conditioned upon the Landlord being successful in its efforts to relocate GoEngineer or to terminate the lease between GoEngineer and the Landlord with an out-of-pocket expense of the Landlord not to exceed Ten Dollars ($10.00) per square foot of the space currently being leased by GoEngineer. The Landlord agrees to use reasonable efforts to relocate GoEngineer or to terminate the GoEngineer lease, but if Landlord is not successful in those endeavors, Landlord will have no obligation to lease the GoEngineer Space to the Tenant.

     2. Term. The definition of “Lease Term” as set forth in Section 1.05 of the Lease, which shall be applicable to all property leased by the Tenant including the property leased under the original Lease, the property leased under the First Amendment to Lease, the property leased under the Second Amendment to Lease, and the GoEngineer Space, upon delivery of that space to the Tenant, shall commence on November 1, 2004 (or such earlier date as Scott Kaufman, or his assigns, closes on the purchase of the Project under the Purchase Contract) and shall terminate at 11:59 p.m. on October 31, 2008. The Tenant’s lease of the GoEngineer Space shall commence on the date that the Landlord delivers that space to the Tenant.

     3. Security Deposit. No security deposit is being required in addition to the $27,299.15 Security Deposit that has already been deposited with LaSalle Bank, N.A. Upon the closing of Landlord’s purchase of the Project, Landlord shall take possession of Tenant’s existing Security Deposit and hold the same in trust pursuant to the terms and conditions of the Lease. Upon the expiration or earlier termination of the Lease, Landlord shall return to Tenant all unused portions of the Security Deposit in accordance with the terms and conditions of the Lease.

     4. Base Rent. Commencing on the effective date of this Third Amendment, and provided that Scott Kaufman, or his assigns, is successful in delivering the GoEngineer Space to the Tenant, the base rent as described in Section 1.12(a) of the Lease, for all property subject to the Lease, as modified by the various amendments to the Lease, shall be the fixed amount of Thirty Thousand Dollars and Seventy-Five Cents ($30,000.75) per month (based on 40,001 square feet of space at a rental rate of $9.00 per square foot). The base rent shall remain at that amount from the commencement date of this Third Amendment through October 31, 2005. Thereafter, the base rent shall be increased 2.5% per annum. During any period in which the Landlord is not successful in delivering the GoEngineer Space to the Tenant, the base rent for all space shall be the fixed amount of Twenty-Eight Thousand Four Hundred Eighty-Two Dollars ($28,482.00) per month (based upon a rate of $9.00 per square foot x 37,976 square feet of rentable space), subject to an annual increase of 2.5%.

     5. Additional Rent. Tenant shall pay Additional Rent as provided by the terms of the Lease. Current operating expenses for the Property are estimated to be approximately $4.50 per rentable square foot per annum, excluding Tenant’s utilities and janitorial expenses. Landlord agrees that the Additional Rent controllable expenses to be paid by the Tenant under the Lease shall not exceed an annual increase of more than four percent (4%) per year in excess of the current operating expenses. “Controllable expenses” are expenses controllable by the Landlord but do not include, for example, taxes, utilities, insurance, and other charges beyond the Landlord’s control.

     6. Acceptance of GoEngineer Space. The taking of possession of the GoEngineer Space shall be deemed acceptance of the same by Tenant in its “As Is” condition, except for latent defects, without any obligation whatsoever on the part of the Landlord to repair, remodel, reconstruct, or modify the GoEngineer Space for Tenant. EXCEPT WITH RESPECT TO LATENT DEFECTS, THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE GOENGINEER SPACE, OR OF ANY OTHER KIND ARISING OUT OF THIS THIRD AMENDMENT, AND THERE ARE NO WARRANTIES WITH RESPECT TO THE GOENGINEER SPACE THAT EXTEND BEYOND THOSE EXPRESSLY STATED IN THIS THIRD AMENDMENT. Notwithstanding the foregoing, Landlord shall be responsible for the costs of any latent defects in the GoEngineer Space, provided Tenant gives written notice of same to Landlord within ninety (90) days of occupancy of the GoEngineer Space. “Latent defects” as used herein, shall mean a defect that would not ordinarily be observed during a walk-through inspection of the GoEngineer Space.

     7. Right of First Refusal.

          a. Right of First Refusal to Lease Additional Property. Provided the Lease is in full force and effect, and that the Tenant is not in default under the Lease and that space is available, Tenant shall have a right of first refusal to lease any additional space owned by the Landlord in the Church Ranch Business Center. If the Landlord desires to lease any additional space in the Church Ranch Business Center and receives from a third party a bona fide offer to lease additional property in the Church Ranch Business Center, which offer is acceptable to the Landlord, Landlord agrees to disclose the terms of such offer to the Tenant, in writing. Tenant shall have five (5) business days after receiving notice of the terms of the offer from the Landlord within which to elect to lease additional property in the Church Ranch Business Center, or a portion thereof, on terms identical to those offered to the Landlord by the third party. Such an election shall be made by written notice to the Landlord within five (5) business days after the Tenant receives the Landlord’s notice of its intent to lease all or a portion of the space in the Church Ranch Business Center which has been requested by a third party. If Tenant elects to exercise its right of first refusal, Tenant shall enter into a lease with the Landlord for the additional space on the terms and conditions as contained in the offer from the third party. Said lease shall be entered into within thirty (30) days after the Tenant receives a draft of the Lease. The term of any lease for additional space pursuant to this paragraph shall be coterminous with the term of all space leased by the Tenant. In the event the offer from the third party includes Tenant incentives, such as, but not limited to, an offer to lease space with the requirement that the Landlord provide and pay for tenant finish, any lease to be entered into by Tenant and Landlord, pursuant to this right of first refusal, shall provide that all such Tenant incentives or requirements of the Landlord to provide tenant finish shall be prorated based on the length of the term of the lease to be entered into by the Landlord and by the Tenant as compared to the offer from the third party. For example, if the offer from the third party includes a provision that the Landlord provide tenant finish in the amount of $10,000.00 and the lease is for a five (5) year term and the lease to be entered into by the Landlord and Tenant is only for a two (2) year term, the lease between the Landlord and Tenant shall only obligate Landlord to provide tenant finish in the amount of $4,000.00 rather than tenant finish in the amount of $10,000.00. Tenant’s right of first refusal under this paragraph 7(a) shall terminate and shall automatically expire, as to that portion of the Property known as Buildings 3 and/or 4 if Landlord receives an offer to purchase Buildings 3 and/or 4, which offer is acceptable to the Landlord, and Tenant fails to exercise its right of first refusal to purchase the building that is subject to that offer as set forth in paragraph 7(b) below. Tenant’s right of first refusal to lease additional space in that portion of the Property known as Buildings 1 and 2 shall continue notwithstanding Tenant’s failure to exercise its right of first refusal to purchase Buildings 3 and/or 4 as set forth in paragraph 7 b below.

          b. Right of First Refusal to Purchase Buildings 3 and/or 4. In the event Landlord desires to sell that portion of the Property known as Buildings 3 and/or 4 (“Buildings 3 and/or 4”) and Landlord receives from a third party a bona fide offer to purchase either Building 3, Building 4 or both Buildings 3 and 4, and that offer is acceptable to Landlord, Landlord agrees to disclose the terms of such offer to Tenant, in writing, within five (5) business days following receipt of the offer. Upon receiving written notice of the terms of the offer and upon receipt of a copy of that offer, Tenant shall have five (5) business days in which to elect to purchase the building or buildings subject to that offer on terms identical to those offered by the third party. Such an election shall be made by written notice to the Landlord. Within thirty (30) days thereafter, the parties shall enter into a written contract of sale in a form approved by the Colorado Real Estate Commission expressly including and incorporating all of the terms of the third party offer made to the Landlord, except as the parties may mutually agree. Within three (3) days after the full execution of the Colorado Real Estate Commission Contract, the Tenant shall deposit an earnest money check with a mutually agreed upon title company in the amount contained in the third party offer, to be applied to the purchase price. If the Tenant, after receiving notice of the third party offer, fails to exercise its right of first refusal to purchase the building or buildings subject to that offer, within the allotted five (5) business day period, Tenant’s right of first refusal to purchase the building or buildings subject to that offer and Tenant’s right of first refusal to lease space in the building or buildings subject to that offer, as set forth in paragraph 7(a) above, shall terminate and Tenant shall thereafter have no further right to either lease space in the building or buildings subject to that offer nor shall Tenant thereafter have any further right to purchase the building or buildings subject to that offer. Notwithstanding the foregoing, if the property subject to the right of first refusal is not sold to the third party pursuant to the offer submitted by the third party and accepted by the Landlord, as may be extended for a period of time not to exceed sixty (60) days, Tenant’s right of first refusal to purchase the property subject to that offer shall be reinstated and Tenant shall have a right of first refusal on any additional or subsequent offers to purchase the property subject to that offer in accordance with the provisions of this paragraph 7b.

     8. Option to Extend Term. Tenant shall have two options to extend the term of this lease for an additional five (5) years each. The options must be exercised by written notice to the Landlord not later than nine (9) months prior to the then current term expiration date. Failure to timely notify the Landlord of the exercise of the option to extend the term of this lease shall result in the expiration of such option to extend term. In the event of any timely exercise of the option to extend the term of this Lease, the base rent shall be in an amount to be mutually agreed upon by the Landlord and the Tenant, which in no event shall be less than the rent being paid by the Tenant, including all annual increases, at the end of the then current term. In the event the parties are unable to agree upon the base rent for the renewal terms, within sixty (60) days after the Landlord’s receipt of the Tenant’s notice, the base rent for the renewal terms shall be determined in the following manner:

          a. Procedure. If the Landlord and the Tenant cannot agree upon the then current market rent for the Leased Premises, the market rent shall be determined by appraisal as set forth herein. The Landlord and the Tenant shall each select a qualified independent leasing professional, each of whom shall determine the market rent for the Leased Premises. Each party shall be responsible for paying the leasing professional which they select. If there is a difference between the appraisals of such two leasing professionals of fifteen percent (15%) or less of the highest such appraisal, the fair market value for the purposes hereof shall be the average of the two appraisals. If the difference between the appraisals is in excess of fifteen percent (15%), the two leasing professionals shall select a third qualified independent leasing professional who shall also determine the market rent of the Leased Premises, and, in such event such market rent for the purposes hereof shall be the average of such three appraisals. If either party does not appoint its leasing professional within twenty (20) days after the date of the notice of the exercise of the extension option, the appraisal made by the leasing professional selected by the other party within such period shall be used to determine the fair market value. In the event a third leasing professional is necessary, such leasing professional shall be chosen within twenty (20) days after the comparison of the appraisals of the first two leasing professionals. The fees and expenses of the third leasing professional, if necessary, shall be paid equally by the Landlord and the Tenant. If either party fails to contribute the funds or the fees and expenses of the third leasing professional, the appraisal of the leasing professional hired by the other party shall be determinative of the fair market value.

          b. Guidelines. In order to be properly selected hereunder, a leasing professional must have (i) submitted an estimate of the cost of such appraisal, and (ii) contracted to provide the appraisal within ten (10) days after being hired. The market rent of the Leased Premises shall be the leasing professional’s opinion of comparable then existing market rate rents for comparable premises, for a comparable term within a five-mile radius of the Property. In order to be considered a qualified independent leasing professional for purposes hereof, a leasing professional must be a licensed real estate broker employed by a reputable local, regional or national real estate brokerage company, with at least five (5) years of experience in representing landlords and/or tenants in commercial leasing transactions. The determination of the market rent in accordance with the foregoing shall be final and binding upon the parties.

     Tenant shall also have the right, upon giving the Landlord written notice no later than sixty (60) days prior to termination of the Lease, to extend the term of this Lease for an additional four (4) months, at the then current rental rates. In the event the Tenant holds over and remains in possession after this Lease has expired, for a period of time not to exceed one (1) year from the date this Lease was to have otherwise terminated, and without any written agreement with the Landlord, the base rent shall be at a rental rate of 150% of the base rent prior to the holdover. Unless Tenant holds over pursuant to a written agreement, Tenant’s occupancy of the premises shall be on a month-to-month basis.

     9. Tenant Improvement Allowance. Landlord shall provide Tenant a tenant improvement allowance, to construct Tenant finish and improvements in the space leased by the Tenant (including the GoEngineer Space), in an amount up to Two Hundred Fifty Thousand Dollars ($250,000.00). The Tenant shall be entitled to the entire $250,0000.00 improvement allowance whether or not the Landlord is able to deliver the GoEngineer Space to the Tenant. The tenant improvement allowance shall be allowed for any costs related to the Tenant’s occupancy including space planning, voice and data cabling, furniture, tenant improvements, or rent credits. The tenant improvement allowance shall be paid by the Landlord to the Tenant within forty-five (45) days of receipt from the Tenant of invoices and documentary evidence, reasonably acceptable to the Landlord, supporting the expenditures, or upon the date that Tenant notifies the Landlord that it will apply the improvement allowance as a rent credit, and provided Tenant has delivered to the Landlord invoices and documentary evidence reasonably acceptable to the Landlord supporting the expenditures. Any amounts to be paid to the Tenant for a tenant improvement allowance shall be for expenditures incurred by the Tenant not more than nine (9) months prior to the effective date of this Third Amendment, and not more than six (6) months after the Landlord delivers the GoEngineer Space to the Tenant. If Tenant elects to apply some or all of the Tenant Improvement Allowance as a rent, common area maintenance, insurance and property tax credit, Tenant shall so inform the Landlord in writing, on or before the expiration of forty-five (45) days from the effective date of this Third Amendment, that Tenant has elected to take the rent, common area maintenance, insurance and property tax credit in lieu of paying rent, common area maintenance, insurance and property taxes in the amount of that credit. Notwithstanding the foregoing, Tenant, in its sole discretion, may apply the $250,000 improvement allowance towards both the reimbursement of its tenant improvement costs, and towards Tenant’s rent, common area maintenance, insurance and property tax credits.

     10. Tenant’s Right to Terminate Lease. Tenant’s right and option to terminate Lease, as set forth in Section 5 of Exhibit A to the Lease, as amended by the Third Amendment to Lease, shall automatically expire, unless previously exercised, upon the closing of the Purchase Contract by Scott Kaufman.

     11. Generator and Outside Storage. Tenant shall have the right to install its own generator, additional laboratory support equipment, and to use available building riser conduit, and to run additional riser conduit within the building from the emergency generator and laboratory equipment to the Tenant’s leased premises from the roof and the exterior pad and storage space to the interior of the leased premises. The exact location for the additional generator, laboratory support equipment and conduit shall be mutually agreed to by the Landlord and Tenant. Tenant shall also have the right to install a modular exterior storage structure for the storage of hazardous materials. The size of the structure will be approximately ten feet by thirty feet. The location of the structure and the construction specifications shall be subject to the Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any structure to be constructed by the Tenant shall comply with all applicable covenants, and all applicable city, state, and federal laws, rules and regulations concerning Tenant’s use of the Property. Tenant shall have and maintain in effect at all times an environmental insurance policy naming the Landlord as an additional insured with a limit of not less than $1 Million per occurrence, and in the aggregate. The environmental insurance policy shall add the Landlord as an additional insured with respect to the generator, outside storage, and any storage of hazardous materials on the premises. The Tenant shall comply with the terms of the Lease, and specifically Exhibit D to the Lease Agreement for the generator, outside storage, and any storage of hazardous materials on the premises.

     12. Assignment and Sublease. In the event of any assignment or sublease, as permitted by Article Nine under the Lease Agreement, in addition to the terms as set forth in

Article Nine of the Lease Agreement, any assignment or sublease, which is authorized by the Landlord, shall be made under conditions in which the Tenant remains liable under the Lease. In the event that there is any assignment or sublease which provides for payment to the Tenant of an amount in excess of what the Tenant is obligated to pay the Landlord under the Lease, as a condition to approving the assignment or sublease, the Landlord shall be entitled to receive fifty percent (50%) of any additional rent or amounts to be paid to the Tenant by any subtenant or assignee over and above what Tenant is obligated to pay Landlord for the lease of that same space, after deduction of Tenant’s actual costs of subleasing the space to include, but not limited to, brokerage fees, improvement allowances and transaction concessions.

     13. Security System. Tenant shall have the right to install at its expense, an independent security system to monitor its premises.

     14. Access. Tenant shall have unlimited access to the Property it is leasing from the Landlord under this Lease and there shall be no restrictions on the Tenant’s hours under which it may access the Property.

     15. Additional Tenant Improvements. Provided there is no damage to the structure of the Project, and upon consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, the Tenant has the right to install equipment on the roof of the structure and the right to connect cabling and the right, at its expense, to install pipe chase space and conduits for telecommunication purposes, including a satellite dish, antennae, microwave dish, tower, cabling and fiber optics, and other uses within the building, and at designated areas on the roof of the building, at no additional rental expense to the Tenant. Tenant shall be permitted to install up to four (4) telecommunication devices in a designated area on the roof and to connect such equipment to the premises. All work and additional improvements to be constructed by the Tenant shall be constructed in a workmanlike manner and upon satisfaction to the Landlord that the structure of the roof and building has not been adversely impaired.

     16. Condition Upon Termination. Notwithstanding the provisions of Section 6.06 of the Lease or any other provision of the Lease, or any prior amendment thereto, the Tenant will not be required to remove the Tenant improvements which Tenant installs or has installed or which Tenant constructs or has constructed on the Property, provided that Tenant shall be required to remove all of Tenant’s equipment, supplies, furniture, hazardous materials, inventory, appliances and other easily movable property, and leave the premises in a Abroom-clean condition.@

     17. Subordination and Attornment. Article Eleven of the Lease is hereby deleted and replaced by the following:

Landlord reserves the right to place liens and encumbrances on the Leased Premises superior in lien and effect to this Lease subject to the following. This Lease, and all rights of Tenant hereunder shall be subject and subordinate to any liens and encumbrances now or hereafter imposed by Landlord upon the Leased Premises or the Property or any part thereof; provided, however, that so long as Tenant is not in default after the expiration of notice and cure periods under the terms and conditions of this Lease, Tenant’s possession of the Leased Premises shall not be disturbed. Tenant agrees to execute, acknowledge and deliver to Landlord, within ten (10) days after receipt of written request, any and all instruments required by Landlord or Landlord’s lender(s) to subordinate this Lease and all rights herein to any such lien or encumbrance, provided that such instrument contains nondisturbance language satisfactory to Tenant. In the event of a foreclosure of any mortgage on the Property or a deed in lieu thereof, Tenant shall attorn to, and become the Tenant of, the purchaser at the foreclosure sale or the grantee of such deed in lieu thereof, and shall recognize such party as the Landlord under this Lease. Tenant waives any right to terminate this Lease because of any such foreclosure proceedings or deed in lieu thereof.

     Tenant shall, in the event of sale or assignment of Landlord’s interest in whole or in part in the Demised Premises or the building in which the Demised Premises is located, or this Lease or the Property, or if the Demised Premises or such building comes into the hands of a mortgagee, ground lessor or another person whether because of a mortgage foreclosure, exercise of a power of sale under a mortgage, or otherwise, attorn to the purchaser or such mortgagee or other person and recognize the same as Landlord hereunder, provided that such purchasers or mortgagee agrees not to disturb Tenant’s occupancy of the Demised Premises as long as Tenant is not in default of its obligations under this Lease after the expiration of all applicable notice and cure periods. Tenant shall execute, at Landlord’s request, any attornment agreement required by any mortgagee or other such person to be executed, containing such provisions as such mortgagee or other person requires and containing such non-disturbance provisions as are described above. Such attornment shall be effective upon mortgagee’s or other person’s acquisition of title to the Property. Tenant agrees to execute such further evidences of attornment as mortgagee or other person may from time to time request. The attornment of Tenant shall not be terminated by foreclosure and in no event shall mortgagee or other person, as holder of any security instrument or as successor landlord, be liable to Tenant for any act or omission of any prior landlord or for any liability or obligation of any prior landlord occurring prior to the date that mortgagee or any subsequent owner acquires title to the Property; provided, however, that the foregoing shall not relieve the mortgagee or subsequent owner from any Landlord obligations under this Lease following the date that mortgagee or the subsequent owner acquires title to the Property. Mortgagee may, at mortgagee’s option, accept or reject such attornment. Within ten (10) days after written request therefor by Landlord, or in the event that upon any sale, assignment or hypothecation of the Demised Premises or the land thereunder by the Landlord, an offset statement shall be required from Tenant, Tenant agrees to deliver a certificate addressed to any such proposed mortgagee or purchaser or to the Landlord certifying that this Lease is in full force and effect (if such be the case) and there are no defenses or offsets thereto, or stating those claimed by Tenant. Tenant agrees to non-material modifications of this section in the event the same is requested by Landlord’s lender.

     18. Brokerage Fees. The Staubach Company is the exclusive agent of the Tenant and owes fiduciary responsibilities to the Tenant. Any fees to be paid to the Staubach Company by the Landlord shall be paid in accordance with the terms of a commission agreement previously entered into by and between the Landlord and the Staubach Company.

     19. Counterparts. This Third Amendment may be executed in counterparts and the parties agree that facsimile signatures thereon shall be sufficient to bind the parties to the terms hereof.

     20. Ratification. Tenant acknowledges that to its actual knowledge, LaSalle Bank, N.A., as the current owner of the Property, is not in default under any term or provisions set forth in the Lease as of the date of this Third Amendment. All of the terms, covenants and conditions of the Lease, as modified by the First Amendment, by the Second Amendment, and by the Third Amendment, shall continue in full force and effect and the same are hereby reaffirmed, made and rewritten, except to the extent that any such terms, covenants or conditions have been nullified hereby or conflict or are inconsistent with this Third Amendment, in which event the terms of this Third Amendment shall in all respects govern and prevail.

     21. Binding Effect. This Third Amendment shall only be effective upon the purchase of the Project by Kaufman, or his assigns, on or before November 1, 2004. If the closing of the Purchase Contract by Kaufman, or his assigns, does not occur on or before November 1, 2004, this Third Amendment shall have no force and effect. Upon the closing of the Purchase Contract, this Third Amendment shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

/s/ Scott Kaufman

Scott Kaufman

MYOGEN, INC.

By: /s/ J. William Freytag

Title: President & CEO

10